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                                                                      Exhibit 10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Statement of Additional Information constituting part of this Post-Effective Amendment No. 15 to the Registration Statement on Form N-4 of our report dated April 29, 2009 relating to the financial statements of The Variable Annuity Life Insurance Company Separate Account A, our report dated April 29, 2009 relating to the consolidated financial statements of The Variable Annuity Life Insurance Company and our report dated April 29, 2009 relating to the statutory basis financial statements of American Home Assurance Company, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP
Houston, Texas

April 30, 2009